Exhibit 99.1
FOR IMMEDIATE RELEASE – April 25, 2024
Carter Bankshares, Inc. Announces First Quarter 2024 Financial Results
Martinsville, VA, April 25, 2024 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced quarterly net income of $5.8 million, or $0.25 diluted earnings per share (“EPS”), for the first quarter of 2024 compared to a net loss of $(1.9) million, or $(0.08) EPS, in the fourth quarter of 2023 and net income of $15.9 million, or $0.67 diluted EPS, for the first quarter of 2023. The pre-tax pre-provision income1 was $7.2 million for the quarter ended March 31, 2024, $1.6 million for the quarter ended December 31, 2023 and $21.9 million for the quarter ended March 31, 2023.
The Company’s financial results for the first quarter of 2024, compared to the prior year quarter, were significantly impacted by placing loans contained in the Bank’s Other segment representing the Bank’s largest lending relationship with an aggregate principal value of $301.9 million on nonaccrual status during the second quarter of 2023. As a result, interest income was negatively impacted by $9.3 million during the first quarter of 2024 and interest income has been negatively impacted by $39.3 million in the aggregate since placement of these loans on nonaccrual status during the second quarter of 2023. The Company is pursuing all remedies to resolve loans and other matters related to the Bank’s largest lending relationship in a manner that best protects the Company and its shareholders.
Financial Highlights for the Three Months Ended March 31, 2024
•Net interest income increased $1.0 million, or 3.6%, to $28.4 million compared to the fourth quarter of 2023 primarily due to a 24 basis point increase in the yield on earning assets, partially offset by a 15 basis point increase in funding costs and decreased $12.4 million, or 30.3% compared to the first quarter of 2023, primarily due to a 155 basis point increase in funding costs and a 12 basis point decrease in the yield on earning assets;
•Net interest margin, on a fully taxable equivalent basis3 (“FTE”), increased 11 basis points to 2.60% compared to the fourth quarter of 2023 and decreased 138 basis points compared to the first quarter of 2023. Net interest income and net interest margin was significantly impacted as a result of the Bank placing its largest lending relationship on nonaccrual status during the second quarter of 2023;
•Total portfolio loans increased $3.2 million to $3.5 billion at March 31, 2024 compared to December 31, 2023, but increased $260.2 million, or 8.0%, compared to March 31, 2023. First quarter 2024 loan growth was muted by $80.0 million in loan payoffs of two large commercial real estate loans;
•Total deposits increased $108.6 million, or 11.7% on an annualized basis, compared to December 31, 2023 and increased $293.5 million, or 8.3%, compared to March 31, 2023;
•Nonperforming loans to total portfolio loans were 8.76%, 8.83% and 0.26% for the quarters ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. The significant impact to nonperforming loans was a result of the Bank placing its largest lending relationship on nonaccrual status during the second quarter of 2023;
•The allowance for credit losses to total portfolio loans were 2.75%, 2.77% and 2.91% at March 31, 2024, December 31, 2023 and March 31, 2023, respectively;
•The efficiency ratio was 78.5%, 94.8% and 51.8% for the quarters ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. The efficiency ratio was impacted primarily by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023.

“We continue to feel positive about the fundamentals of the Company and the structure of our balance sheet. Capital and liquidity levels continue to be strong. Loan production was again solid in the quarter, but was muted somewhat by two large commercial real estate loans that paid off during the quarter. Lending pipelines have slowed, but we are still expecting moderate loan growth this year. We believe our bond portfolio is well positioned to outperform many of our peers in what appears to be a protracted period of higher interest rates. Modest deposit growth is occurring in most categories except savings accounts. While there continues to be pressure on the cost of funds, rates have leveled a bit. However, the current rate environment will continue to impact our margin in the coming quarters. We expect that our net interest margin will return to a more normalized level once the large nonperforming loan (“NPL”) relationship is resolved. Additionally, when the Fed begins to cut short-term interest rates, our balance sheet is positioned so that it will positively impact our margins. Other than the large NPL relationship, our asset quality remains strong across all credit metrics,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “Obviously, the large NPL continues to have a negative impact on our financial results. However, aside from this issue, our financial performance for the quarter was solid.
We remain confident in the condition and positioning of our Company. We believe that we are well positioned for a prosperous future. Lastly, I want to reiterate that we continue to be confident that we will successfully resolve the large NPL, although we cannot give any assurance regarding the timeline for resolution. We are committed to pursuing all remedies to resolve this matter in a manner that best protects the Company and its shareholders.”
Operating Highlights
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 8.76%, 8.83% and 0.26% as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively. At March 31, 2024, nonperforming loans decreased $2.2 million to $307.3 million since December 31, 2023. The decrease was primarily due to two loans, one of which is a CRE and the other is a construction loan, totaling $1.3 million that were moved to other real estate owned (“OREO”) and a $1.1 million mortgage loan that was resolved during the first quarter of 2024.
During the second quarter of 2023, the Company placed commercial loans in the other segment of the Company’s loan portfolio relating to the Bank’s largest lending relationship with an aggregate principal amount of $301.9 million on nonaccrual status due to loan maturities and failure to pay in full. This nonperforming relationship represents 98.2% of total nonperforming loans and 8.6% of total portfolio loans at March 31, 2024.
The Company continues to initiate collection processes and explore all alternatives for repayment or resolution with respect to such loans. The Company believes it is well secured based on the net carrying value of the credit relationship and it has appropriately reserved for expected credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans. The Company has specific reserves of $54.3 million at March 31, 2024 with respect to such loans.
The provision for credit losses decreased $2.9 million and $1.4 million in the first quarter of 2024 compared to the fourth quarter of 2023 and the first quarter of 2023, respectively. The decrease in the provision for credit losses was primarily driven by lower loan growth in the first quarter of 2024. The (recovery) provision for unfunded commitments in the first quarter of 2024 was a recovery of $43.3 thousand compared to a provision of $0.6 million in the fourth quarter of 2023 and a provision of $0.1 million in the first quarter of 2023. The decline was due to decreased commitments in construction loans during the first quarter of 2024.

Net Interest Income
Net interest income increased $1.0 million, or 3.6%, to $28.4 million compared to the fourth quarter of 2023 and decreased $12.4 million, or 30.3%, compared to the first quarter of 2023. The net interest margin increased 11 basis points to 2.58% compared to the fourth quarter of 2023, and decreased 137 basis points compared to the first quarter of 2023. Net interest margin, on an FTE basis increased to 2.60% compared to the quarter ended December 31, 2023 and decreased 138 basis points compared to the first quarter of 2023. The yield on interest-earning assets increased 24 basis points compared to the quarter ended December 31, 2023 and decreased 12 basis points compared to the quarter ended March 31, 2023.
Interest income increased $2.2 million during the first quarter of 2024 compared to the fourth quarter of 2023 primarily due to increases in average interest-earning assets of $24.6 million, and higher interest rate yields on interest-earning assets of 24 basis points due to the rising interest rate environment. Interest income increased $2.1 million compared to the first quarter of 2023 despite the negative impact of the large NPL on interest income of $9.3 million.
Interest expense increased $1.2 million, or 4.9%, for the three months ended March 31, 2024 compared to the fourth quarter of 2023 and increased $14.5 million, or 129.5%, as compared to the first quarter of 2023. Funding costs increased 15 basis points compared to the previous quarter and increased 155 basis points compared to the same quarter of 2023. The increase in interest expense is due to the rising interest rate environment and customers migrating from lower-cost non-maturing deposits to higher-yielding money market and certificate of deposit (“CD”) products. During the first quarter of 2024, $473.8 million of CDs matured and repriced from an average rate of 4.28% to an average rate of 4.42%.
Net interest income decreased $12.4 million, or 30.3%, to $28.4 million for the three months ended March 31, 2024 compared to the same period in 2023. The net interest margin decreased 137 basis points to 2.58% for the three months ended March 31, 2024 compared to 3.95% for the same period in 2023. Net interest margin, on an FTE basis3, decreased 138 basis points to 2.60% for the three months ended March 31, 2024 compared to 3.98% for the same period in 2023. The decline in net interest income and net interest margin was significantly driven by the aforementioned NPL relationship, which negatively impacted interest income by $9.3 million for the first quarter of 2024. Funding costs increased 155 basis points and the yield on earning assets declined 12 basis points for the three months ended March 31, 2024 compared to the same period in 2023.
Since the first quarter of 2023, there has been more pressure on our cost of funds due to the shift from non-maturing deposits to higher yielding certificates of deposits, money markets and higher-cost borrowings, which has negatively impacted our net interest margin. During the first quarter of 2024, this trend began to stabilize and we believe it will continue to stabilize in the coming quarters. Our balance sheet is currently exhibiting characteristics of a slightly liability sensitive balance sheet due to the short-term nature of our deposit portfolio. Specifically, 82.99% of our time deposit portfolio will mature and reprice over the next twelve months which gives us flexibility to manage the structure and pricing of our deposit portfolio to reduce funding costs, should the FOMC begin cutting short-term rates during 2024.
Noninterest Income
For the first quarter of 2024, total noninterest income was $5.0 million, an increase of $1.8 million, or 55.5%, from the fourth quarter of 2023 and an increase of $0.3 million, or 6.5%, compared to the first quarter of 2023.
The increase of $1.8 million in noninterest income compared to the fourth quarter of 2023 primarily related to net losses on sales of securities of $1.5 million in the fourth quarter of 2023, an increase of $0.2 million in insurance commissions and an increase of $0.2 million in debit card interchange fees, offset by a $0.2 million decrease in other noninterest income. The net losses on sales of securities during the fourth quarter of 2023 were driven by the sale of approximately $30.0 million of available-for-sale securities to reposition the securities portfolio and reinvest the proceeds in higher earning assets. The higher debit card interchange fees resulted from an annual Visa incentive program increasing income by $0.3 million.
As compared to the first quarter of 2023, the $0.3 million variance in noninterest income was primarily due to an increase of $0.4 million in insurance commissions, offset by a decrease of $0.1 million in commercial loan swap fee income as activity has declined due to the interest rate environment.
Noninterest Expense
For the first quarter of 2024, total noninterest expense was $26.3 million, a decrease of $2.8 million, or 9.7%, from the fourth quarter of 2023 and an increase of $2.7 million, or 11.4% from the first quarter of 2023.
The most significant variances compared to the fourth quarter of 2023 included decreases of $1.0 million within other noninterest expense, a decrease of $0.7 million in professional and legal fees, a decrease of $0.5 million in FDIC insurance expense, a decrease of $0.4 million in salaries and employee benefits, a decrease of $0.2 million in advertising expenses and a decrease of $0.2 million in data processing, offset by an increase of $0.3 million in occupancy expenses. The decrease in other noninterest expense relates to a net change of $0.5 million on three OREO properties of which two were sold in the first quarter of 2024 and one was marked to market in the fourth quarter of 2023. Also impacting other noninterest expense was a $0.3 million decrease in fair value due to our interest rate swap contracts with commercial customers. The decrease in professional and legal fees was due to elevated expenses in the fourth quarter 2023 due to year-end accruals and expenses incurred on the large nonperforming relationship. Salaries and employee benefits were down $0.4 million primarily due to 2023 vacation carryover, lower medical costs and seasonal variances in the previous quarter. The variance in occupancy relates primarily to general inflationary cost increases for existing and new service agreements, as well as lease expense on a newly opened office in the first quarter of 2024.
As compared to the first quarter of 2023, the most significant increases related to $1.0 million higher FDIC insurance expenses due to the deterioration in asset quality as a direct result of the large nonperforming relationship, which is a component used to determine the assessment, and a $0.7 million increase in professional and legal fees driven by fees related to the large NPL relationship. Other increases to the comparable period was $0.5 million in salaries and employee benefits, an increase of $0.3 million in occupancy expenses, an increase of $0.3 million in debit card expenses and an increase of $0.2 million in data processing expenses, offset by a decrease of $0.5 million in other noninterest expenses. Salaries and employee benefits increased related to higher salary expense due to fewer open positions in retail, job grade assessment increases, normal merit increases and higher restricted stock expense due to new grants awarded in the first quarter of 2024. The variance in debit card expenses was primarily related to discounts received in March of 2023. The decline in other noninterest expenses relates to the above mentioned net gain on the sale of two OREO properties.
Financial Condition
Total assets were $4.6 billion at March 31, 2024 compared to December 31, 2023, increasing $42.4 million during the first quarter of 2024. Cash and due from banks increased $53.6 million to $108.1 million at March 31, 2024 compared to $54.5 million at December 31, 2023. Total portfolio loans increased $3.2 million to $3.5 billion at March 31, 2024 compared to December 31, 2023. During the first quarter of 2024, loan growth was muted by $80.0 million in loan payoffs of two large commercial real estate loans. The securities portfolio decreased $10.2 million and is currently 16.9% of total assets at March 31, 2024 compared to 17.3% of total assets at December 31, 2023. The decrease is due to maturities deployed into higher yielding loan assets during the three months ended March 31, 2024. Federal Home Loan Bank (“FHLB”) stock, at cost, decreased $3.7 million to $17.9 million at March 31, 2024 compared to $21.6 million at December 31, 2023 due to paydowns on FHLB borrowings.
Total deposits increased $108.6 million, or 11.7% on an annualized basis, to $3.8 billion at March 31, 2024 compared to December 31, 2023 due to an increase of $108.0 million in CDs, which includes $45.6 million in brokered CDs, an increase of $34.1 million in interest-bearing demand accounts and an increase of $7.1 million in money market accounts, offset by a decrease of $27.4 million in savings accounts and a decrease of $13.2 million in noninterest-bearing demand accounts. The Company had $115.6 million brokered CDs at March 31, 2024, compared to $70.0 million at December 31, 2023.
At March 31, 2024, noninterest-bearing deposits comprised 17.5% compared to 18.4% and 19.5% of total deposits at December 31, 2023 and March 31, 2023, respectively. CDs comprised 44.2%, 42.6% and 37.0% of total deposits at March 31, 2024, December 31, 2023 and March 31, 2023, respectively. As of March 31, 2024, approximately 82.8% of our total deposits of $3.8 billion were insured under standard FDIC insurance coverage limits, and approximately 17.2% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. As of December 31, 2023, approximately 82.6% of our total deposits of $3.7 billion were insured under standard FDIC insurance coverage limits, and approximately 17.4% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit.
FHLB borrowings decreased $82.9 million to $310.5 million at March 31, 2024 compared to $393.4 million at December 31, 2023 primarily due to deposit growth. The Company had no outstanding federal funds purchased at March 31, 2024 and December 31, 2023.
Capitalization and Liquidity
The Company remained well capitalized as of March 31, 2024. The Company’s Tier 1 Capital ratio was 10.89% at March 31, 2024 compared to 11.08% at December 31, 2023. The Company’s leverage ratio was 9.34% at March 31, 2024 compared to 9.48% at December 31, 2023. The Company’s Total Risk-Based Capital ratio was 12.15% at March 31, 2024 compared to 12.34% at December 31, 2023.
The Bank also remained well capitalized as of March 31, 2024. The Bank’s Tier 1 Capital ratio was 10.80% at March 31, 2024 compared to 10.99% at December 31, 2023. The Bank’s leverage ratio was 9.27% at March 31, 2024 compared to 9.41% at December 31, 2023. The Bank’s Total Risk-Based Capital ratio was 12.07% at March 31, 2024 compared to 12.25% at December 31, 2023.
Total capital of $359.1 million at March 31, 2024, reflects an increase of $7.8 million compared to December 31, 2023. The increase in equity during the quarter ended March 31, 2024 was primarily due to net income of $5.8 million for the three months ended March 31, 2024, a $1.6 million increase in other comprehensive income due to changes in fair value of investment securities and $0.4 million related to restricted stock activity for the quarter ended March 31, 2024.
At March 31, 2024, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.1 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $593.8 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $50.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these fed funds lines as of March 31, 2024. In addition to the above funding resources, the Company also has $465.4 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.6 billion in assets and 65 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.

Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, strategic initiatives and related earn-back periods, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;

•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on commercial real estate loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the war between Israel and Hamas and the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole (such as the Inflation Reduction Act of 2022), and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings, including the outcome of the lawsuit filed against the Bank and its directors by West Virginia Governor James C. Justice, II, his wife Cathy Justice, his son James C. Justice, III and various related entities that he and/or they own and control, concerning their lending relationship with the Bank, and other lawsuits related to the large NPL relationship;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to recent large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;

•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key employees;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $73,218 at March 31, 2024, $14,853 at December 31, 2023 and $41,300 at March 31, 2023.	$108,110	$54,529	$81,378
Securities Available-for-Sale, at Fair Value	768,832	779,003	862,856
Loans Held-for-Sale	—	—	364
Portfolio Loans	3,509,071	3,505,910	3,248,898
Allowance for Credit Losses	(96,536)	(97,052)	(94,694)
Portfolio Loans, net	3,412,535	3,408,858	3,154,204

Bank Premises and Equipment, net	73,339	73,707	72,495
Other Real Estate Owned, net	2,528	2,463	8,291
Federal Home Loan Bank Stock, at Cost	17,910	21,626	20,593
Bank Owned Life Insurance	58,463	58,115	57,073
Other Assets	113,229	114,238	108,401
Total Assets	$4,554,946	$4,512,539	$4,365,655

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$671,981	$685,218	$690,914
Interest-Bearing Demand	515,614	481,506	500,749
Money Market	520,785	513,664	430,938
Savings	427,461	454,876	606,976
Certificates of Deposit	1,694,680	1,586,651	1,307,411
Total Deposits	3,830,521	3,721,915	3,536,988
Federal Home Loan Bank Borrowings	310,500	393,400	435,135
Reserve for Unfunded Commitments	3,150	3,193	2,377
Other Liabilities	51,709	42,788	36,169
Total Liabilities	4,195,880	4,161,296	4,010,669

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
23,020,542 outstanding at March 31, 2024,
22,956,304 outstanding at December 31, 2023 and 23,895,543 at March 31, 2023	23,021	22,957	23,896
Additional Paid-in Capital	90,947	90,642	102,814
Retained Earnings	314,894	309,083	301,640
Accumulated Other Comprehensive Loss	(69,796)	(71,439)	(73,364)
Total Shareholders’ Equity	359,066	351,243	354,986
Total Liabilities and Shareholders’ Equity	$4,554,946	$4,512,539	$4,365,655

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.52%	(0.17)%	1.51%
Return on Average Assets (YTD Annualized)	0.52%	0.53%	1.51%
Return on Average Shareholders' Equity (QTD Annualized)	6.59%	(2.24)%	18.88%
Return on Average Shareholders' Equity (YTD Annualized)	6.59%	6.79%	18.88%
Portfolio Loans to Deposit Ratio	91.61%	94.20%	91.85%
Allowance for Credit Losses to Total Portfolio Loans	2.75%	2.77%	2.91%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	7.88%	7.78%	8.13%
Tier 1 Leverage Ratio	9.34%	9.48%	10.09%
Risk-Based Capital - Tier 1	10.89%	11.08%	12.28%
Risk-Based Capital - Total	12.15%	12.34%	13.55%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023

	(unaudited)	(audited)	(unaudited)
Interest Income	$54,049	$51,863	$51,955
Interest Expense	25,630	24,443	11,170
NET INTEREST INCOME	28,419	27,420	40,785

Provision for Credit Losses	16	2,895	1,415
(Recovery) Provision for Unfunded Commitments	(43)	587	84
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	28,446	23,938	39,286

NONINTEREST INCOME
Losses on Sales of Securities, net	—	(1,511)	(12)
Service Charges, Commissions and Fees	1,875	1,775	1,838
Debit Card Interchange Fees	2,086	1,887	2,105
Insurance Commissions	614	395	174
Bank Owned Life Insurance Income	348	353	339
Commercial Loan Swap Fee Income	—	25	116
Other	122	321	175
TOTAL NONINTEREST INCOME	5,045	3,245	4,735

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,200	14,599	13,652
Occupancy Expense, net	3,748	3,480	3,400
FDIC Insurance Expense	1,687	2,193	641
Other Taxes	903	846	804
Advertising Expense	357	560	339
Telephone Expense	417	503	427
Professional and Legal Fees	1,513	2,205	834
Data Processing	891	1,066	720
Debit Card Expense	756	809	479
Other	1,785	2,811	2,280
TOTAL NONINTEREST EXPENSE	26,257	29,072	23,576

INCOME (LOSS) BEFORE INCOME TAXES	7,234	(1,889)	20,445
Income Tax Provision (Benefit)	1,423	(1)	4,504
NET INCOME (LOSS)	$5,811	$(1,888)	$15,941

Shares Outstanding, at End of Period	23,020,542	22,956,304	23,895,543
Average Shares Outstanding-Basic & Diluted	22,770,311	22,956,114	23,770,481
PER SHARE DATA
Basic Earnings (Loss) Per Common Share*	$0.25	$(0.08)	$0.67
Diluted Earnings (Loss) Per Common Share*	$0.25	$(0.08)	$0.67
Book Value	$15.60	$15.30	$14.86
Market Value	$12.64	$14.97	$14.00

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.58%	2.47%	3.95%
Efficiency Ratio	78.46%	94.81%	51.79%
PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.60%	2.49%	3.98%
Efficiency Ratio[4] (non-GAAP)	79.01%	88.48%	51.18%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	March 31, 2024			December 31, 2023			March 31, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$24,129	$335	5.58%	$34,849	$479	5.45%	$16,135	$200	5.03%
Tax-Free Investment Securities[3]	11,818	85	2.89%	24,548	185	2.99%	29,094	205	2.86%
Taxable Investment Securities	853,540	7,743	3.65%	878,127	7,930	3.58%	920,633	7,393	3.26%
Total Securities	865,358	7,828	3.64%	902,675	8,115	3.57%	949,727	7,598	3.24%
Tax-Free Loans[3]	111,471	897	3.24%	115,744	937	3.21%	132,742	1,053	3.22%
Taxable Loans	3,407,659	44,817	5.29%	3,325,930	42,082	5.02%	3,073,351	43,128	5.69%
Total Loans	3,519,130	45,714	5.22%	3,441,674	43,019	4.96%	3,206,093	44,181	5.59%
Federal Home Loan Bank Stock	20,403	378	7.45%	25,260	486	7.63%	14,209	240	6.85%
Total Interest-Earning Assets	4,429,020	54,255	4.93%	4,404,458	52,099	4.69%	4,186,164	52,219	5.06%
Noninterest Earning Assets	91,171			81,581			91,539
Total Assets	$4,520,191			$4,486,039			$4,277,703

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$496,052	$1,112	0.90%	$475,459	$853	0.71%	$490,615	$497	0.41%
Money Market	524,896	3,996	3.06%	470,944	3,261	2.75%	476,798	1,254	1.07%
Savings	439,775	137	0.13%	468,975	130	0.11%	642,115	165	0.10%
Certificates of Deposit	1,635,819	15,472	3.80%	1,546,968	13,755	3.53%	1,281,598	5,603	1.77%
Total Interest-Bearing Deposits	3,096,542	20,717	2.69%	2,962,346	17,999	2.41%	2,891,126	7,519	1.05%
Federal Home Loan Bank Borrowings	366,782	4,819	5.28%	469,893	6,361	5.37%	285,563	3,395	4.82%
Federal Funds Purchased	—	—	—%	969	14	5.73%	14,349	176	4.97%
Other Borrowings	7,703	94	4.91%	6,607	69	4.14%	6,448	80	5.03%
Total Borrowings	374,485	4,913	5.28%	477,469	6,444	5.35%	306,360	3,651	4.83%
Total Interest-Bearing Liabilities	3,471,027	25,630	2.97%	3,439,815	24,443	2.82%	3,197,486	11,170	1.42%
Noninterest-Bearing Liabilities	694,293			711,975			737,857
Shareholders' Equity	354,871			334,249			342,360
Total Liabilities and Shareholders' Equity	$4,520,191			$4,486,039			$4,277,703
Net Interest Income[3]		$28,625			$27,656			$41,049
Net Interest Margin[3]			2.60%			2.49%			3.98%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Commercial
Commercial Real Estate	$1,728,929	$1,670,631	$1,575,675
Commercial and Industrial	257,176	271,511	290,293
Total Commercial Loans	1,986,105	1,942,142	1,865,968
Consumer
Residential Mortgages	788,125	787,929	675,340
Other Consumer	32,428	34,277	41,308
Total Consumer Loans	820,553	822,206	716,648
Construction	397,219	436,349	361,003
Other	305,194	305,213	305,279
Total Portfolio Loans	3,509,071	3,505,910	3,248,898
Loans Held-for-Sale	—	—	364
Total Loans	$3,509,071	$3,505,910	$3,249,262

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Nonaccrual Loans
Commercial Real Estate	$641	$1,324	$2,050
Commercial and Industrial	109	52	141
Residential Mortgages	2,491	3,283	3,231
Other Consumer	50	59	5
Construction	2,093	2,904	2,941
Other	301,913	301,913	—
Total Nonperforming Loans	307,297	309,535	8,368
Other Real Estate Owned	2,528	2,463	8,291
Total Nonperforming Assets	$309,825	$311,998	$16,659

Nonperforming Loans to Total Portfolio Loans	8.76%	8.83%	0.26%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	8.82%	8.89%	0.51%
Allowance for Credit Losses to Total Portfolio Loans	2.75%	2.77%	2.91%
Allowance for Credit Losses to Nonperforming Loans	31.41%	31.35%	1,131.62%
Net Loan Charge-offs (Recoveries) QTD	$532	$317	$573
Net Loan Charge-offs (Recoveries) YTD	$532	$2,300	$573
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.06%	0.04%	0.07%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.06%	0.07%	0.07%

ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date
(Dollars in Thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Balance Beginning of Period	$97,052	$94,474	$93,852
Provision for Credit Losses	16	2,895	1,415
Charge-offs:
Commercial Real Estate	—	—	—
Commercial and Industrial	18	12	1
Residential Mortgages	23	—	3
Other Consumer	480	626	657
Construction	156	—	—
Other	—	—	—
Total Charge-offs	677	638	661
Recoveries:
Commercial Real Estate	—	—	—
Commercial and Industrial	1	83	—
Residential Mortgages	2	98	1
Other Consumer	142	140	87
Construction	—	—	—
Other	—	—	—
Total Recoveries	145	321	88
Total Net Charge-offs	532	317	573
Balance End of Period	$96,536	$97,052	$94,694

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net Interest Income	$28,419	$27,420	$40,785
Noninterest Income	5,045	3,245	4,735
Noninterest Expense	26,257	29,072	23,576
Pre-tax Pre-provision Income	7,207	1,593	21,944

Losses on Sales of Securities, net	—	1,511	12
Losses on Sales and Write-downs of Bank Premises, net	1	19	33
(Gains) Losses on Sales and Write-downs of OREO, net	(342)	201	—
OREO Income	(8)	(21)	(16)
Associate Separations	—	192	—
Contingent Liability	—	—	115
Pre-tax Pre-provision Income (Non-GAAP)	$6,858	$3,495	$22,088

[2] Net Income (Loss) (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Net Income (Loss)	$5,811	$(1,888)	$15,941
Losses on Sales of Securities, net	—	1,511	12
Losses on Sales and Write-downs of Bank Premises, net	1	19	33
(Gains) Losses on Sales and Write-downs of OREO, net	(342)	201	—
OREO Income	(8)	(21)	(16)
Associate Separations	—	192	—
Contingent Liability	—	—	115
Total Tax Effect	73	(399)	(30)
Net Income (Loss) (Non-GAAP)	$5,535	$(385)	$16,055

Average Shares Outstanding - diluted	22,770,311	22,956,114	23,770,481
Earnings (Loss) Per Common Share (diluted) (Non-GAAP)	$0.24	$(0.02)	$0.68
3 Computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2024 and 2023 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Interest Income (FTE)(Non-GAAP)
Interest and Dividend Income (GAAP)	$54,049	$51,863	$51,955
Tax Equivalent Adjustment[3]	206	236	264
Interest and Dividend Income (FTE) (Non-GAAP)	54,255	52,099	52,219
Average Earning Assets	4,429,020	4,404,458	4,186,164
Yield on Interest-earning Assets (GAAP)	4.91%	4.67%	5.03%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	4.93%	4.69%	5.06%

Net Interest Income (GAAP)	$28,419	$27,420	$40,785
Tax Equivalent Adjustment[3]	206	236	264
Net Interest Income (FTE) (Non-GAAP)	28,625	27,656	41,049
Average Earning Assets	4,429,020	4,404,458	4,186,164
Net Interest Margin (GAAP)	2.58%	2.47%	3.95%
Net Interest Margin (FTE) (Non-GAAP)	2.60%	2.49%	3.98%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Efficiency Ratio (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Noninterest Expense	$26,257	$29,072	$23,576
Less: Losses on Sales and Write-downs of Bank Premises, net	(1)	(19)	(33)
Less: Gains (Losses) on Sales and Write-downs of OREO, net	342	(201)	—
Less: Associate Separations	—	(192)	—
Less: Contingent Liability	—	—	(115)
Noninterest Expense (Non-GAAP)	$26,598	$28,660	$23,428

Net Interest Income	$28,419	$27,420	$40,785
Plus: Taxable Equivalent Adjustment[3]	206	236	264
Net Interest Income (FTE) (Non-GAAP)	28,625	27,656	41,049
Less: Losses on Sales of Securities, net	—	1,511	12
Less: OREO Income	(8)	(21)	(16)
Noninterest Income	5,045	3,245	4,735
Net Interest Income (FTE) (Non-GAAP) plus Noninterest Income	$33,662	$32,391	$45,780
Efficiency Ratio (GAAP)	78.46%	94.81%	51.79%
Efficiency Ratio (Non-GAAP)	79.01%	88.48%	51.18%